Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2021 Omnibus INCENTIVE PLAN Common Stock, $0.01 par value per share	20,000,000	0.06	1,200,000	177.12

TOTAL	20,000,000		$1,200,000	$177.12

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable under the Registrant’s 2021 Omnibus Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the Registrant’s receipt of consideration.

(2)	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on June 20, 2024, as reported on the OTCQB Market.